CONFIRMING STATEMENT


This Statement confirms that the undersigned, Michael Weiss, has authorized and designated each of Thomas D. Carney, Ruth A. Kumaus, Roger L. Esterwood and Mark D. Schairer, acting individually, to execute and file on the undersigned's behalf Form ID and all Forms 3, 4, 5 and 144 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Borders Group, Inc. The authority of Thomas D. Carney, Ruth A. Kumaus, Roger L. Esterwood and Mark D. Schairer under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and 144 with regard to the undersigned's ownership of or transactions in securities of Borders Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that Thomas D. Carney, Ruth A. Kumaus, Roger L. Esterwood and Mark D. Schairer are not assuming any of the undersigned's responsibilities to comply with: (1) Section 16 of the Securities Exchange Act of 1934; (2) requirements relating to the filing of Form 144; or (3) any other Federal or State Securities or other Laws or Regulations.

Date: 12/8/2006                       Michael Weiss
                                     __________________
                                      Michael Weiss